Exhibit 10.2

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”), effective as of March 10, 2025 (the “Effective Date”), is by and among Flux Power Holdings, Inc.. a Nevada corporation (the “Company”) and Ronald F. Dutt (the “Employee”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Amended and Restated Employment Agreement by and between the Company and the Employee effective February 12, 2021 (the “Employment Agreement”).

WITNESSETH:

WHEREAS, the Employee currently serves as the Company’s Chairman, Chief Executive Officer (“CEO”) and President pursuant to the Employment Agreement;

WHEREAS, the Employee announced that he wishes to retire on the date the Employee’s successor as the Company’s CEO and President is duly appointed;

WHEREAS, the Company has found an successor and will start March 10, 2025;

WHEREAS, the Company has requested the Employee to stay on and serve as a senior advisor for the transition until March 31, 2025;

WHEREAS, the Employee agrees to such extension upon the terms and conditions contained in this Amendment, which shall amend and modify the terms of the Employment Agreement, which shall otherwise remain hereafter in full force and effect.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Employee do hereby agree that the Employment Agreement shall be amended as follows:

1. Section 2 (Acceptance of Employment; Position; Duties and Responsibility) is hereby deleted in its entirety and amended to read as follows:

“Section 2. Transition Service. Effective March 10, 2025 and ending on March 31, 2025 (the “Transition Period” or “Term of Employment”), Employee will transition from the position of Chief Executive Officer and President of the Company and its subsidiaries to senior advisor to the Company, and shall not be authorized to perform any of his previous duties unless so requested in writing by the Company’s CEO or his designee. At all times during the Transition Period, Employee will report to the CEO or his designee and shall have such part-time duties as may be prescribed by the CEO or his designee. As senior advisor, Employee will provide services to the Company and answer questions on an as-needed basis and to the extent directed by the CEO or his designee. Employees employment will be “at-will” employment and unless terminated earlier, the Employee’s employment will automatically end on March 31, 2025.”

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2. Section 3 (Compensation) is hereby deleted in its entirety and amended to read as follows:

“Section 3. Compensation. During the Transition Period, the Employee shall (i) be paid his monthly salary in the amount of $32,187.50 through the end of the Transition Period,  (ii) remain eligible to participate in the Company’s group employee benefit plans as a regular full-time employee, and (iii) continue to vest in his outstanding equity awards, subject to the terms of the Equity Documents (as defined below). The Employee shall not be eligible for any incentive compensation in connection with work performed after March 10, 2025. The Employee agrees that he will not earn or be entitled to accrue paid time off during the Transition Period. For the avoidance of doubt, if the Company terminates the Employee’s employment for Cause prior to March 31, 2025, Employee will be entitled to the Accrued Obligations, shall immediately cease vesting in his outstanding equity awards, and shall have no further rights to any compensation or benefits from the Company or any of its affiliates. If the Employee resigns prior to March 31, 2025, then the Transition Period will immediately end, the Employee will be entitled to the Accrued Obligations, and, provided the Employee complies with his obligations pursuant to this Agreement, the Employee will be entitled to the severance benefits set forth in Section 7(d).”

3. Section 4 (Employee Benefits) and Section 5 (Key-Man Insurance) is hereby deleted in its entirety.

4. Section 7(d)(ii) (Termination by the Company without Cause) is hereby deleted in its entirety and amended to read as follows:

“(ii) Provided employee executes and delivers to the Company a Release in the form attached hereto as Exhibit A within thirty (30) days after the Transition Period and subject to the limitations set forth in Section 12(b) of the Employment Agreement, an amount equal to twelve (12) months of Base Salary at the rate in effect immediately prior to the date Employee signs this Agreement (“Severance Amount”), which shall be paid in twelve (12) equal monthly installments as set forth in the Release. For the avoidance of doubt, Employee’s services with the Company will end at the end of the Transition Period, which natural termination shall be deemed a termination by the Company without Cause.”

5. Section 7(h) (Benefits) is hereby deleted in its entirety.

6. Section 9(c) (Confidentiality; Restricted Activities) is hereby deleted in its entirety.

9. Effective immediately, the Employee hereby resigns as an officer and/or director of the Company as well as from any other officer and/or director positions he holds with any of Company’s subsidiaries or entities affiliated with the Company. The Employee agrees to execute any documents reasonably requested by the Company or any controlled entities in order to effectuate such resignations.

10. The Employee hereby waives the application of the definition of “Good Reason” all aspects of the Employee’s prior and continued employment, including but not limited to any changes to the Employee’s responsibilities, authority or duties, and the Employee agrees that such “Good Reason” provision is hereby null and void. For the avoidance of doubt, the Employee shall have no “Good Reason” departure rights under the Employment Agreement or otherwise.

11. The Employee hereby waives the application of the Change in Control Termination provision as set forth Section 7(e) of the Employment Agreement.

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12.  Except as specifically provided by this Amendment, the Employment Agreement shall remain in full force and effect in all other respects, subject to any other amendments that may be adopted from time to time.

13. The Company and the Employee represent and agree that each has reviewed all aspects of this Amendment, has carefully read and fully understands all provisions of this Amendment, and is voluntarily entering into this Amendment. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Amendment with legal, tax or other adviser(s) of such party’s choice before executing this Amendment.

14. This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original Amendment, but all such counterparts shall together constitute one and the same instrument. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

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IN WITNESS WHEREOF, the parties hereto have executed, or cause their duly authorized representative to execute, this Amendment on the dates indicated below.

EMPLOYEE		EMPLOYER

Flux Power Holdings, Inc.

By:	Ronald F. Dutt		Dale Robinette
Lead Independent Director and Chair of Compensation Committee
Date:	March 10, 2025	Date:	March 10, 2025

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EXHIBIT A

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

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